Exhibit 10.2

TRANSITION FUNDING, SUPPORT AND SERVICES AGREEMENT

BY AND BETWEEN

VIVANI MEDICAL, INC.

AND

CORTIGENT, INC.

Dated as of March 19, 2023

TRANSITION FUNDING, SUPPORT AND SERVICES AGREEMENT

This TRANSITION FUNDING, SUPPORT AND SERVICES AGREEMENT (this “Agreement”), dated as of March 19, 2023 (the “Effective Date”), is by and between Vivani Medical, Inc., a California corporation (“Parent”), and Cortigent, Inc., a Delaware corporation (“Cortigent”). Parent and Cortigent may be referred to herein individually as a “Party” and collectively as the “Parties”.

R E C I T A L S

WHEREAS, Cortigent is presently a wholly owned subsidiary of Parent formerly known as Second Sight Medical Products, Inc. (“Second Sight”);

WHEREAS Cortigent includes the personnel, technologies, intellectual property and other assets that formerly comprised Second Sight;

WHEREAS, Cortigent is a pioneer in developing targeted neurostimulation systems to provide artificial vision to blind persons and is developing new medical device systems to help patients recover other critical body functions;

WHEREAS, Cortigent is pursuing a transaction to sell and issue shares of common stock in a firm commitment underwriting of an initial public offering of securities, in connection with which Cortigent shall satisfy the listing requirements of, and its common stock shall be listed on, The Nasdaq Capital Market (the “IPO”);

WHEREAS, Parent has heretofore provided, support and certain other services to Cortigent, and has funded the entirety of Cortigent’s operations;

WHEREAS, Parent desires to provide funding support payments to Cortigent prior to the closing of the IPO, as may be necessary for Cortigent to operate its business in the manner and at the levels that are substantially comparable as heretofore conducted by Second Sight, or as may be necessary to complete the IPO;

WHEREAS, after the closing of the IPO, Parent may provide, or cause to be provided, certain administrative and support services for Cortigent’s business on the terms and conditions set forth in this Agreement, including Schedule 2.1(a) attached hereto; and

WHEREAS, after the closing of the IPO, Cortigent may provide, or cause to be provided, certain administrative and support services for Parent’s business on the terms and conditions set forth in this Agreement, including Schedule 2.1(b) attached hereto.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:

Article I

FUNDING SUPPORT

1.1           Funding Support; Duration. Subject to the terms and conditions of this Agreement, Parent shall provide or cause to be provided to Cortigent the funding needed to support Cortigent’s salaries, rent, ongoing development, regulatory, studies and other services (“Funding Support Payments”), during the period commencing on January 1, 2023 and ending on the earlier of (a) December 31, 2024 and (b) the date of the closing of the IPO (the “Funding Support Term”).

1.2           Funding Support Payment Amounts. Parent shall determine in good faith the amounts of the Funding Support Payments to be provided to Cortigent hereunder, provided that, during the Funding Support Term, if (a) Cortigent requests Parent to increase the amount of the Funding Support Payments and (b) such increase is reasonably determined by Cortigent as necessary for Cortigent to operate its businesses, then Parent shall consider such request in good faith and representatives of Parent and Cortigent shall in good faith negotiate the amounts of any such increase, provided that Parent shall provide any such increase at its sole discretion.

1.3           Payment of Funding Support Payments; Invoices. After the Effective Date and during the Funding Support Term, upon request by Cortigent for Funding Support Payments necessary to support Cortigent’s activities, Parent shall promptly pay to Cortigent the applicable Funding Support Payment by electronic funds transmission in U.S. dollars to the account designated by Cortigent. Promptly, but no later than ten (10) business days following the Effective Date, Parent shall submit an invoice to Cortigent detailing all Funding Support Payments made by Parent to or on behalf of Cortigent from the period commencing on January 1, 2023 until the Effective Date. Within ten (10) business days of the beginning of each calendar month during the Funding Support Term, Parent shall submit an invoice to Cortigent detailing: (a) all Funding Support Payments made by Parent for the preceding month and (b) the then-current Cumulative Repayment Amount at the estimated amounts set forth on Schedule 1.3 to this Agreement accrued by Cortigent as of the date of the applicable invoice.

1.4           Repayment of Funding Support Payments. Promptly upon expiration of the Funding Support Term, Parent shall submit a final invoice to Cortigent setting forth the Cumulative Repayment Amount. Within ten (10) business days of the invoice date, Cortigent shall pay to Parent the Cumulative Repayment Amount by electronic funds transmission in U.S. dollars to the account designated by Parent. “Cumulative Repayment Amount” means the total amount of Funding Support Payments paid by Parent to Cortigent during the Funding Support Term plus interest from and after the date on which the applicable Funding Support Payment was made, calculated at an annual rate equal to five percent (5%), or such lesser interest charge permitted by applicable Law (as defined below).

Article II

SERVICES

2.1           Services. Following the IPO, and subject to the terms and conditions of this Agreement (a) Parent will provide to Cortigent each of those services set forth in Schedule 2.1(a) attached hereto (the “Parent Services”) using the personnel and for the duration set forth in Schedule 2.1(a), and (b) Cortigent will provide to Parent each of those services set forth in Schedule 2.1(b) attached hereto (the “Cortigent Services”, and together with the Parent Services, the “Services”), using the personnel and for the duration set forth in Schedule 2.1(b). For purposes of this Agreement, with respect to each Service, “Provider” will mean the Party (or its designated affiliate(s)) that provides such Service, and “Recipient” will mean the Party (or its designated affiliate(s)) that receives such Service, all as set forth in Schedule 2.1(a) or Schedule 2.1(b) (as applicable) to this Agreement. All of the Services will be for the sole use and benefit of the relevant Recipient. From time to time during the term of this Agreement, each Party may request from the other such modified, additional or different Services to be provided to or received from the other. Each party shall consider such requests in good faith and, if mutually agreed upon, may amend Schedule 2.1(a) or Schedule 2.1(b) (as applicable), to reflect such modified, additional or different Services, including the relevant Service Fees (as defined below).

2.2           Level of Services. The Services will be provided and utilized in good faith and in a reasonable manner by the Parties hereto. For the avoidance of doubt, none of the Services will require the relevant Provider to provide and the relevant Provider will not be deemed to have provided any legal, accounting or tax advice to the Recipient in connection with any such Service.

2.3           Access. Each Party agrees to use its good faith efforts to cooperate with the other Party in all matters relating to the provision, receipt and transition of the Services, including exchanging relevant information and granting the personnel of the other Service Party access to locations, systems and information (subject to obligations of confidentiality) as reasonably necessary for the provision of Services hereunder. Each Service Party agrees to comply with reasonable policies of the other Service Party and to be appropriately supervised or accompanied as required by such other Service Party.

2.4           Transitional Nature of Services. The Parties acknowledge the transitional nature of the Services and that, subject to Section 2.2, the Provider may make changes from time to time in the manner of performing the Services if the Provider is making similar changes in performing similar services for itself or its affiliates, so long as (a) the Provider furnishes to the Recipient prior written notice, within a reasonable period of time, containing a reasonably sufficient description of such intended changes, and (b) such changes are not of material adverse effect to the value, sufficiency or usefulness of such Service.

Article III

SERVICE FEES

3.1           Service Fees. As compensation for provision of the Services, the Recipient of Services shall pay to the Provider of such Services a fee for the Services as provided in Schedule 2.1(a) or Schedule 2.1(b) (as applicable) (each such fee, a “Service Fee”). The Services Fees may be updated from time to time upon mutual agreement of the Parties hereto.

3.2           Reimbursement Charges. Each Recipient shall reimburse the applicable Provider for reasonable, documented unaffiliated third-Party out-of-pocket costs and expenses incurred by Provider in connection with providing the Services (including necessary travel-related expenses) (“Reimbursement Charges”). Any authorized travel-related expenses incurred in performing the Services shall be incurred and charged to the applicable Recipient in accordance with the Provider’s then-applicable business travel policies made known to the Recipient.

3.3           Invoicing and Payment for Services. Upon commencement of the Service Term, within ten (10) business days of the of the beginning of each calendar month during Service Term, Provider shall submit an invoice to Recipient for the Service Fees (and any applicable Reimbursement Charges) for all Services provided by the Provider during the immediately preceding calendar month. The Recipient shall pay to the Provider undisputed invoiced amounts within thirty (30) days after the Recipient’s receipt of each such invoice and any disputed amounts within thirty (30) days after the final resolution of such dispute. Such payment shall be made by electronic funds transmission in U.S. dollars to the account designated by the Provider. Any amounts that are not paid when due, at Provider’s discretion, may bear interest from and after the date on which such invoice first became overdue at an annual rate equal to five percent (5%), or the maximum monthly interest charge permitted by applicable Law, if less.

3.4           Taxes. The Recipient will pay (or reimburse the Provider for) any and all taxes and governmental charges, including sales, use, value added, stamp, withholding or similar taxes, imposed on the Provider or which the Provider will have any obligation to collect with respect to or relating to this Agreement, the Services or the performance by the Provider of its obligations hereunder, other than income or franchise taxes, gross receipt taxes or similar taxes imposed on the income of the Provider. The Parties will work together in good faith to reduce or eliminate the applicability and amount of all taxes.

3.5           Acknowledgement Regarding Pre-IPO Services. For the avoidance of doubt, each Party may provide the services of its respective personnel to the other Party prior to the IPO. If such services are provided, the parties acknowledge that as of the Effective Date and, as anticipated through completion of the IPO, the value of the services provided by one Party to the other, are deemed to be equivalent in value and offset the value of the services provided by the other Party. Therefore, the Parties acknowledge that neither party shall accrue any service fees or expenses to the other prior to the IPO, and that no invoices from one Party to the other are required to be submitted.

Article IV

INTELLECTUAL PROPERTY

4.1          Work for Hire. Except as provided in Section 4.3, all deliverables resulting from the Services provided under this Agreement are “Works Made for Hire” as defined in the U.S. Copyright Act and other copyrightable works will be deemed, upon creation, to be assigned to Recipient.

4.2           Inventions and Assignment. Except as provided in Section 4.3, any materials, data, processes, documents, deliverables, information (including Confidential Information), discoveries, inventions, know-how and the like developed or generated by or on behalf of Provider during the course of performing Services, whether or not patentable, and all related patent, copyright and other intellectual property rights in any of the foregoing (collectively the “Inventions”) shall be the sole and exclusive property of Recipient. Provider hereby assigns, and to the extent it cannot presently assign, agrees to assign, to Recipient all of Provider’s worldwide right, title and interest in and to such Inventions. Provider shall assist Recipient in securing for Recipient any patents, copyrights or other proprietary rights in such Inventions, and shall take such actions and execute such documents as Recipient may reasonably request in connection with providing such assistance or otherwise to vest in Recipient all right, title and interest in and to such Inventions, including without limitation any and all applications, assignments or other instruments. Provider shall be compensated for all of its reasonable out-of-pocket costs and expenses associated with such requested assistance. To the extent Inventions cannot be assigned to Recipient under this Article IV, Provider grants to Recipient an exclusive perpetual, irrevocable, transferable, fully paid-up, worldwide license, with the right to grant sublicenses, under such Inventions for any and all purposes.

4.3           Provider Property. Any (i) processes or process improvements developed by Provider related to Provider’s pre-existing technology that are general in nature and are not unique or specific to the work performed for Recipient, and (ii) pre-existing patents, know-how or other technology or information owned or controlled by Provider prior to the effective date of this Agreement and that are incorporated into or embodied in any Inventions or deliverables provided by Provider under this Agreement will be owned by Provider. For clarity, such pre-existing technology or pre-existing patents, know-how or other technology or information owned or controlled by Provider shall not include any such technology, patents, know-how or information which has been assigned or exclusively licensed to Recipient or any third Party. Provider hereby grants to Recipient a perpetual, irrevocable, non-exclusive, worldwide, royalty-free, fully paid-up license (with a right to grant sublicenses) under Provider’s intellectual property rights solely to the extent necessary for Recipient to utilize the Inventions and the other deliverables of Services for any purpose. The foregoing license may be sublicensed by Recipient in connection with the transfer by Recipient of the deliverables or Inventions to which the license relates.

4.4           No Other License Grant. Except as expressly set forth in this Agreement, nothing in this Agreement, nor the delivery of any information or materials to Provider by Recipient (or any third Party acting on its behalf) in connection with Provider’s performance of Services under this Agreement shall be deemed to grant to either Party any right or license under any patents, patent applications, know-how, technology, inventions or other intellectual property of the other Party. Notwithstanding anything in this Agreement to the contrary, Recipient shall own all right, title and interest in and to all inventions, know-how, information and materials, and all related intellectual property rights, that arise from Recipient’s use of Inventions and the other deliverables and results of Services arising from this Agreement.

4.5          Third Party Intellectual Property. Provider will not knowingly utilize in the performance of work under this Agreement or incorporate into any deliverable or materials provided to Recipient any technology or materials covered by proprietary rights of a third Party except as Provider is freely permitted to do without further compensation by Provider or Recipient to any third Party.

Article V

DISCLAIMER OF WARRANTIES; COMPLIANCE WITH LAW

5.1           Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PARTIES ACKNOWLEDGE AND AGREE THAT THE SERVICES ARE PROVIDED AS-IS, THAT EACH RECIPIENT ASSUMES ALL RISKS AND LIABILITY ARISING FROM OR RELATING TO ITS USE OF AND RELIANCE UPON THE SERVICES, AND EACH PROVIDER, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT THERETO. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH PROVIDER HEREBY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES REGARDING THE SERVICES, WHETHER EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY IN REGARD TO QUALITY, PERFORMANCE, NON-INFRINGEMENT, COMMERCIAL UTILITY, MERCHANTABILITY OR FITNESS OF ANY SERVICE FOR A PARTICULAR PURPOSE.

5.2           Compliance with Laws and Regulations. Each Party shall be responsible for its compliance with any and all law, statutes, regulations and orders applicable to such Party (collectively, “Laws”) applicable to its performance under this Agreement. No Party will knowingly take any action in violation of any such applicable Law that results in liability being imposed on the other Party.

Article VI

LIMITED LIABILITY AND INDEMNIFICATION

6.1           Limitation of Liability. No Provider will have any liability to any Recipient, whether in contract, tort or otherwise, for or in connection with any Services rendered or to be rendered by or on behalf of such Provider pursuant to this Agreement, or any deliverables associated therewith, except to the extent that such Recipient suffers Losses (as defined below) that result from the gross negligence, willful misconduct or fraud of Provider in connection with any such Services. Notwithstanding anything to the contrary in this Agreement, no Party hereto will have any liability for any punitive, special or exemplary damages or losses of any kind.

6.2           Parent Indemnification. Except as otherwise provided in this Agreement, Parent shall indemnify, defend and hold harmless Cortigent and its directors, officers and employees, and their respective successors and assigns (collectively, the “Cortigent Indemnitees”), from and against any and all losses, claims, damages, liabilities and expenses (collectively, “Losses”) of the Cortigent Indemnitees solely or primarily relating to, arising out of or resulting the matters listed on Schedule 6.2 attached hereto.

6.3           Cortigent Indemnification. Except as otherwise provided in this Agreement, Cortigent shall indemnify, defend and hold harmless Parent and its directors, officers and employees, and their respective successors and assigns (collectively, the “Parent Indemnitees”), from and against any and all Losses of the Parent Indemnitees, including any and all manner of action and actions, causes and causes of action, claims, charges, demands, counterclaims, crossclaims, suits, debts, dues, promises, losses, sums of money, accounts, bills, specialties, covenants, contracts, rights of setoff and recoupment, controversies, damages, liens, claims of liens, claims of costs, penalties, attorneys’ fees, or any other compensation, recovery or relief on account of any liability, obligation, demand or cause of action of whatever nature, whether in law, equity or otherwise, whether known or unknown, fixed or contingent, joint and/or several, secured or unsecured, due or not due, primary or secondary, liquidated or unliquidated, contractual or tortious, direct, indirect, or derivative, asserted or unasserted, foreseen or unforeseen, suspected or unsuspected, now existing, heretofore existing or which may heretofore accrue against any of the Parent Indemnitees which are based on any act, fact, event or omission or other matter, cause or thing relating to, arising out of or resulting from the operations of Second Sight’s business prior to the consummation of the business combination between Second Sight and Parent on August 30, 2022 that do not solely or primarily relate to, arise out of or result from the matters listed on Schedule 6.2 attached hereto.

Notwithstanding anything to the contrary, the Parties agree and intend that these Sections 6.2 and 6.3 set forth the Parties’ mutual indemnification obligations to each other with respect to the matters described herein, to supersede any other indemnification obligations set forth in any agreement, instrument or document previously entered into between the Parties, including but not limited to those set forth in the Asset Contribution Agreement, dated as of December 28, 2022 (the “Asset Contribution Agreement”).

6.4           Third Party Claims.

(a)           If a Party entitled to indemnification hereunder (an “Indemnitee”) shall receive notice or otherwise learn of the assertion by a third party (including any governmental authority) of any claim or of the commencement by any such Person of any action, suit, or proceeding (collectively, a “Third Party Claim”) with respect to which a Party required to provide indemnification hereunder (an “Indemnifying Party”) may be obligated to provide indemnification to such Indemnitee, such Indemnitee shall give such Indemnifying Party and each Party to this Agreement written notice thereof as soon as reasonably practicable, but no later than thirty (30) days after becoming aware of such Third Party Claim. Any such notice shall describe the Third Party Claim in reasonable detail. If any Party shall receive notice or otherwise learn of the assertion of a Third Party Claim for which an Indemnifying Party may be obligated to provide indemnification to an Indemnitee, such Party shall give the other Party to this Agreement written notice thereof within thirty (30) days after becoming aware of such Third Party Claim. Any such notice shall describe the Third Party Claim in reasonable detail. Notwithstanding the foregoing, the failure of any Indemnitee or other Party to give such notice as provided hereunder shall not relieve the related Indemnifying Party of its obligations under this ARTICLE VI except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice.

(b)          An Indemnifying Party shall be entitled to assume the defense of any Third Party Claim, at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel; provided that if the defendants in any such claim include both the Indemnifying Party and one or more Indemnitees and in such Indemnitees’ reasonable judgment, based upon written advice of its counsel, a conflict of interest between such Indemnitees and such Indemnifying Party exists in respect of such claim, such Indemnitees shall have the right to employ separate counsel and in that event the reasonable fees and expenses of such separate counsel (but not more than one separate counsel reasonably satisfactory to the Indemnifying Party) shall be paid by such Indemnifying Party. Within thirty (30) days after the receipt of notice from an Indemnitee in accordance with Section 6.4 (or sooner, if the nature of such Third Party Claim so requires), the Indemnifying Party shall notify the Indemnitee of its election whether the Indemnifying Party will assume responsibility for defending such Third Party Claim. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnitee.

(c)           If an Indemnifying Party fails to assume the defense of a Third Party Claim within thirty (30) days after receipt of written notice of such claim, the Indemnitee will, upon delivering notice to such effect to the Indemnifying Party, have the right to undertake the defense, compromise or settlement of such Third Party Claim subject to the limitations as set forth herein; provided, however, that such Third Party Claim shall not be compromised or settled without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, delayed or conditioned. If the Indemnitee assumes the defense of any Third Party Claim, it shall keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement. The Indemnifying Party shall reimburse all such costs and expenses of the Indemnitee in the event it is ultimately determined by a court of competent jurisdiction that the Indemnifying Party is obligated to indemnify the Indemnitee with respect to such Third Party Claim. In no event shall an Indemnifying Party be liable for any settlement effected without its consent, which consent will not be unreasonably withheld, delayed or conditioned.

(d)           In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense (including allocated costs of in-house counsel and other in-house personnel) of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

6.5           Direct Indemnification. Any claim on account of a Loss which does not result from a Third Party Claim shall be asserted by written notice given by the Indemnitee to the related Indemnifying Party. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to dispute all or a portion of the claimed Loss. If such Indemnifying Party does not dispute all or any portion of the claimed Loss within such thirty (30) day period, such Indemnifying Party shall be deemed to have accepted responsibility to make payment with respect to the Loss or the undisputed portion thereof (as applicable). If such Indemnifying Party rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such Party as contemplated by this Agreement.

Article VII

TERM AND TERMINATION

7.1           Term and Termination. This Agreement shall commence upon the date hereof and shall terminate (a) if the IPO has not occurred, on December 31, 2024, and (b) if the IPO has occurred, immediately following the last date on which either Party is obligated to provide any Service to the other Party in accordance with the terms of this Agreement. Notwithstanding the foregoing, this Agreement may also be terminated by the mutual written agreement of the Parties to terminate this Agreement in its entirety.

7.2           Termination of Services. With respect to the Services, (a) any Recipient may from time to time terminate such Service for any reason or no reason, upon providing at least ten (10) days’ prior written notice to the Provider; (b) any Recipient may terminate such Service if the Provider has failed to perform any of its material obligations under this Agreement with respect to such Service, and such failure to perform continues unremedied for a period of ten (10) days following a written notice from Recipient; and (c) the Parties may terminate one or more Services immediately upon mutual agreement. The relevant Schedule 2.1(a) or Schedule 2.1(b) (as applicable) will be updated to reflect any terminated Service. In the event that the effective date of the termination of any Service is a day other than at the end of a month, the Service Fee associated with such Service for the month in which such Service is terminated will be pro-rated appropriately.

7.3           Effect of Termination. Upon termination of any Service pursuant to this Agreement, Provider will have no further obligation to provide the terminated Service, and Recipient will have no obligation to pay any future Service Fee relating to any such Service; provided, however, that Recipient shall remain obligated to Parent for the (a) Service Fee and Reimbursement Charges owed and payable in respect of Services provided prior to the effective date of termination. In connection with the termination of any Service, the provisions of this Agreement not relating solely to such terminated Service shall survive any such termination. In connection with a termination of this Agreement as a whole, Article V, Article VI, Article VII, and this Section 7.3, and all confidentiality obligations under this Agreement and liability for all due and unpaid Service Fees, Reimbursement Charges and the Cumulative Repayment Amount shall continue to survive indefinitely.

Article VIII

THE IPO

8.1 Sole and Absolute Discretion; Cooperation. Notwithstanding anything to the contrary contained herein, Parent shall, in its sole and absolute discretion, determine the terms of the IPO and the terms of the underwriting agreement to be entered into in connection with the IPO (the “Underwriting Agreement”), including the form, structure and terms of any transaction(s) and/or offering(s) to effect the IPO and the timing and conditions to the consummation of the IPO. Cortigent shall cooperate with Parent to accomplish the IPO and shall, at Parent’s direction, promptly take any and all actions necessary or desirable to effect the IPO, including, without limitation, the registration under the Securities Act and Exchange Act of shares of Cortigent’s common stock on an appropriate registration form or forms to be designated by Parent (collectively, the “IPO Registration Statements”).

8.2 Actions Relating to the IPO. Cortigent shall use its reasonable best efforts to effect the IPO, including but not limited to taking those actions specified in this Section 8.2.

(a) Registration Statements. Cortigent shall prepare and file the IPO Registration Statements, and such amendments or supplements thereto, and use its reasonable best efforts to cause the same to become and remain effective.

(b) Underwriting Agreement.  Cortigent shall enter into the Underwriting Agreement, in form and substance satisfactory to Parent and shall comply with and perform its obligations thereunder.

(c) IPO Consultation. Subject to Section 8.1 hereof, Parent and Cortigent shall consult with each other and the underwriters regarding the timing, pricing and other material matters with respect to the IPO.

(d) Securities Law Matters.  Cortigent shall use its commercially reasonable efforts to take all such action under state securities and blue sky laws (and any comparable Laws under any foreign jurisdictions) to qualify its securities in such jurisdictions, if necessary and appropriate, in connection with the IPO.

(e) Nasdaq Listing. In connection with the IPO, Cortigent shall apply for the listing of its common stock on the Nasdaq Global Select Market, Nasdaq Global Market or the Nasdaq Capital Market, as appropriate, and shall use commercially reasonable efforts to cause the listing of such common stock.

(f) Preparation of Marketing Materials. Cortigent shall participate in the preparation of materials and presentations to be used in any testing-the-waters or roadshow meetings relating to the IPO as Parent or the underwriters shall deem necessary or desirable.

(g) IPO Costs.  Cortigent shall pay (or reimburse Parent if previously paid by Parent) all of the costs related to the IPO that are borne by Cortigent under the Underwriting Agreement, which shall include, without limitations, all fees paid or payable to the Securities and Exchange Commission (the “SEC”) to register the securities of Cortigent, all fees paid or payable to the Financial Industry Regulatory Authority, any Nasdaq listing fees, the fees of Cortigent’s counsel related to the IPO, all of the reimbursable expenses of the underwriters pursuant to the Underwriting Agreement, and all of the costs of producing, printing, mailing and otherwise distributing the prospectus to be used for the IPO.

(h) Cortigent Directors and Officers. On or prior to the effectiveness of the IPO Registration Statements, Parent and Cortigent shall take all necessary actions to effect the appointments of the directors and executive officers of Cortigent as set forth in the IPO Registration Statement.

8.3 Conditions Precedent to Consummation of the IPO.

(a) Subject to Section 8.1, the Parties hereto shall use their reasonable best efforts to satisfy the conditions to the consummation of the IPO set forth in this Section 8.3 and contained in the Underwriting Agreement. The obligations of the Parties to consummate the IPO shall be conditioned on the satisfaction, or waiver (if possible to be waived) by Parent in its sole discretion, of the following conditions:

(i) The IPO Registration Statements shall have been become effective, and there shall be no stop-order or suspension in effect with respect thereto, and no proceeding for that purpose shall have been instituted by the SEC.

(ii) The actions and filings with regard to state securities and blue sky laws (and any comparable Laws under any foreign jurisdictions) referenced in Section 8.2(d), if any, shall have been taken and Cortigent’s securities shall have been qualified in such jurisdictions.

(iii) Cortigent common stock shall have been listed on the Nasdaq Global Select Market, Nasdaq Global Market or the Nasdaq Capital Market, as appropriate.

(iv) Cortigent and the underwriters shall have entered into the Underwriting Agreement, and all conditions to the obligations of Parent, Cortigent and the underwriters shall have been satisfied or waived.

(v) No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the IPO or any of the other transactions contemplated by this Agreement shall be in effect.

(vii) Such other actions as the Parties hereto may, based upon the advice of counsel, reasonably request to be taken prior to the IPO in order to assure the successful completion of the IPO and the other transactions contemplated by this Agreement shall have been taken.

(viii) This Agreement shall not have been terminated.

(ix) No event or development shall have occurred or exist or be expected to occur that, in the judgment of the Parent Board, in its sole discretion, makes it inadvisable to effect the IPO.

(b) The foregoing conditions are for the sole benefit of Parent and shall not give rise to or create any duty on the part of Parent or the Parent Board to waive or not waive such conditions or in any way limit Parent’s right to terminate this Agreement as set forth in Article VII or alter the consequences of any such termination from those specified in such Article. Any determination made by the Parent Board prior to the IPO concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 8.3 shall be conclusive.

Article IX

GENERAL PROVISIONS

9.1           No Agency. Nothing in this Agreement shall be deemed in any way or for any purpose to constitute any Party as an agent of an unaffiliated Party in the conduct of such other Party’s business. In providing any Service under this Agreement, each Provider shall act as an independent contractor and not as the agent of the applicable Recipient in performing such Service, maintaining control over its employees, its subcontractors and their employees and complying with all withholding of income at source requirements, whether federal, national, state, local or foreign.

9.2           Treatment of Confidential Information.

(a)           The Parties shall not, and shall cause all other persons providing Services or having access to information of the other Party that is known to such Party as confidential or proprietary (the “Confidential Information”) not to, disclose to any other person or use, except for purposes of this Agreement, any Confidential Information of the other Party; provided, however, that the Confidential Information may be used by such Party to the extent that such Confidential Information has been (i) in the public domain through no fault of such Party or any of its representatives or (ii) later lawfully acquired from other sources by such Party, which sources are not themselves bound by a confidentiality obligation; provided, further, that each Party may disclose Confidential Information of the other Party, to the extent not prohibited by applicable law: (A) to its representatives on a need-to-know basis in connection with the performance of such Party’s obligations under this Agreement (provided that such representatives are bound by obligations of confidentiality and non-use consistent with the obligations in this Agreement); (B) in any report, statement, testimony or other submission required to be made to any governmental authority having jurisdiction over the disclosing Party; or (C) in order to comply with applicable law, or in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to the disclosing Party in the course of any litigation, investigation or administrative proceeding. In the event that a Party becomes legally compelled (based on advice of counsel) by deposition, interrogatory, request for documents subpoena, civil investigative demand or similar judicial or administrative process to disclose any Confidential Information of the other Party, such disclosing Party shall provide the other Party with prompt prior written notice of such requirement, and, to the extent reasonably practicable, cooperate with the other Party (at such other Party’s expense) to obtain a protective order or similar remedy to cause such Confidential Information not to be disclosed, including interposing all available objections thereto, such as objections based on settlement privilege. In the event that such protective order or other similar remedy is not obtained, the disclosing Party shall furnish only that portion of the Confidential Information that has been legally compelled, and shall exercise its commercially reasonable efforts (at such other Party’s expense) to obtain assurance that confidential treatment will be accorded such Confidential Information.

(b)           Each Party shall, and shall cause its representatives to, protect the Confidential Information of the other Party by using the same degree of care to prevent the unauthorized disclosure of such as the Party uses to protect its own confidential information of a like nature, but in any event no less than a reasonable degree of care.

(c)           Each Party shall be liable for any failure by its respective representatives to comply with the restrictions on use and disclosure of Confidential Information contained in this Agreement.

(d)           Each Party shall comply with all applicable local, state, national, federal and foreign privacy and data protection laws that are or that may in the future be applicable to the provision of Services under this Agreement.

9.3           Further Assurances. Each Party covenants and agrees that, without any additional consideration, it shall execute and deliver any further legal instruments and perform any acts that are or may become necessary to effectuate this Agreement.

9.4           Notices. Except with respect to routine communications by the Parties, all notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or electronic transmission with receipt confirmed or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.4):

If to Parent, to:

Vivani Medical, Inc.
5858 Horton Street, Suite 280
Emeryville, California 94608
Attention: Chief Executive Officer
E-mail: adam.mendelsohn@vivani.com

with a copy (which shall not constitute notice) to:
Goodwin Procter LLP
601 Marshall St.
Redwood City, CA 94063

Attention: Deepa Rich
E-mail: drich@goodwinlaw.com

If to Cortigent, to:
Cortigent, Inc.
27200 Tourney Road Suite 315
Valencia, California 91355
Attention: General Counsel
E-mail:scottd@cortigent.com

with a copy (which shall not constitute notice) to:
Aaron A. Grunfeld
Law Offices Aaron A. Grunfeld & Associates
9454 Wilshire Boulevard, Suite 600
Beverly Hills, California 90212
Attention: Aaron A. Grunfeld
E-mail:agrunfeld@grunfeldlaw.com

9.5           Severability. If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

9.6           Entire Agreement. This Agreement and the Exhibits, Schedules and appendices hereto and thereto, contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein.

9.7           No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person, including any union or any employee or former employee of Parent or Cortigent, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

9.8           Governing Law; Jurisdiction. This Agreement (and any claims or disputes arising out of or related hereto or thereto or to the transactions contemplated hereby and thereby or to the inducement of any Party to enter herein and therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the laws of the State of California irrespective of the choice of laws principles of the State of California including all matters of validity, construction, effect, enforceability, performance and remedies. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of the State of California and to the jurisdiction of the United States District Courts located in California for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of the State of California or the United States District Courts located in the State of California, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

9.9           Amendment. No provisions of this Agreement, including any Schedules to this Agreement, shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

9.10         Rules of Construction. In this Agreement, (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires; (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules, Exhibits and Appendices hereto) and not to any particular provision of this Agreement; (c) Article, Section, Schedule, Exhibit and Appendix references are to the Articles, Sections, Schedules, Exhibits and Appendices to this Agreement unless otherwise specified; (d) unless otherwise stated, all references to any agreement (including this Agreement) shall be deemed to include the exhibits, schedules and annexes (including all Schedules, Exhibits and Appendixes) to such agreement; (e) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) unless otherwise specified in a particular case, the word “days” refers to calendar days; (h) references herein to this Agreement or any other agreement contemplated herein shall be deemed to refer to this Agreement or such other agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified; and (i) unless expressly stated to the contrary in this Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to the effective date of this Agreement.

9.11         Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

9.12         Assignability. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided that neither Party may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other Party hereto. Notwithstanding the foregoing, no such consent shall be required for the assignment of a Party’s rights and obligations under this Agreement, in connection with a change of control of a Party so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant Party thereto by operation of law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party.

9.13         Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, shareholder, affiliate, agent, attorney or representative of either Parent or Cortigent or their affiliates shall have any liability for any obligations or liabilities of Parent or Cortigent , respectively, under this Agreement or for any claims based on, in respect of, or by reason of, the transactions contemplated by this Agreement.

9.14         Mutual Drafting. This Agreement shall be deemed to be the joint work product of the Parties hereto and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

IN WITNESS WHEREOF, the Parties have caused this Transition Funding, Support and Services Agreement to be executed by their duly authorized representatives as of the date first written above.

VIVANI MEDICAL, INC.

By:	/s/ Adam Mendelsohn
Name: Adam Mendelsohn
Title: CEO

CORTIGENT INC.

By:	/s/ Jonathan Adams
Name: Jonathan Adams
Title: CEO

Signature page to Transition Funding, Support and Services Agreement

Schedule 1.3 – Cumulative Repayment Amount

Note: The following schedule setting forth estimated amounts that will accrue, on a cumulative basis, beginning January 1, 2023 is provided for illustrative purposes only. As costs related to Cortigent’s operations are actually incurred, Cortigent shall request payment of such costs from Parent. All costs actually paid by Parent shall be invoiced to Cortigent and shall be repaid to Parent as set forth in Section 1.4.

Month:	*

January	$505,333

February	$1,012,772

March	$1,522,325

April	$2,034,001

May	$2,547,809

June	$3,063,758

Schedule 2.1(a) – Parent Services, Duration and Service Fees

The Parties will negotiate in good faith the terms and scope of the Services to be provided, including with respect to the personnel to provide the Service, the Service to be performed, the duration of the Service and the applicable fee(s). Following negotiation and upon mutual agreement, this Schedule 2.1(a) shall be amended to describe the terms and scope of the Services.

Schedule 2.1(b) – Cortigent Services, Duration and Service Fees

The Parties will negotiate in good faith the terms and scope of the Services to be provided, including with respect to the personnel to provide the Service, the Service to be performed, the duration of the Service and the applicable fee(s). Following negotiation and upon mutual agreement, this Schedule 2.1(b) shall be amended to describe the terms and scope of the Services.

Schedule 6.2 – Parent Indemnifying Matters

Funding payment obligations of Second Sight under a purported contract for support of a researcher at a European university ;

Taxes asserted by Italian tax authority for medical devices sold by Second Sight on or prior to August 30, 2022;

Obligations of Second Sight under the Program Participation Agreement dated in June 2018, as amended, with a university in northern California;

Warranty or product liability claims related to devices provided by Second Sight Medical Products, Inc. implanted prior to August 30, 2022;

Claims by the respective shareholders or other stakeholders arising out of the merger on August 30, 2022 between Second Sight Medical Products, Inc. and Nano Precision Medical, Inc.;

Amounts awarded to Pixium Vision SA in a final judgment not subject to appeal by the Commercial Court of Paris arising out of the dispute between Pixium Vision SA and Second Sight relating to the Memorandum of Understanding dated January 5, 2021;

Compensation for financial advisory services claimed by Oppenheimer & Co. Inc., related to financing agreement dated November 5, 2020, in support of a proposed combination between Pixium Vision SA and Second Sight Medical Products, Inc.;

Fees, costs and expenses related to the winding down and liquidation of Second Sight Medical Products (Switzerland) SARL en liquidation, a wholly owned subsidiary of Cortigent.